Exhibit 99.1

Allion Healthcare, Inc. 1660 Walt Whitman Road, Suite 105 Melville, NY 11747 Voice: (631) 547-6520

Allion Healthcare, Inc Regains Compliance with NASDAQ Continued Listing Requirements

MELVILLE, NY, May 15, 2006 — Allion Healthcare, Inc. (“The Company”) (NASDAQ: ALLI), a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients, announced today that it has received written confirmation from the NASDAQ Stock Market that the Company has satisfied the listing requirements set forth in Marketplace Rule 4350(d)(2) (“the Rule”), regarding Audit Committee requirements.

On May 12, 2006 Allion’s Board of Directors announced the appointment of Russell Fichera as an independent non-executive director and member of the Audit Committee. With this appointment, the Company now has three independent members on its Audit Committee, thereby fulfilling the Rule and bringing the matter to a close.

About Allion Healthcare, Inc.

Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy. Allion offers nationwide pharmacy care from its pharmacies in California, New York, Washington, and Florida. Allion Healthcare works closely with physicians, nurses, clinics, AIDS Service Organizations, and with government and private payors, to improve clinical outcomes and reduce treatment costs for patients.

Contact:

Allion Healthcare, Inc.

Jim Spencer, Chief Financial Officer

(631) 870-5126

The Ruth Group

Francesca DeMartino, Investor Relations

(646) 536-7024; fdemartino@theruthgroup.com